Exhibit 10.1

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (the “Agreement”) is made as of July 31, 2023 (the “Termination Date”).

BETWEEN:

CRESCO LABS INC., a company existing under the laws of the Province of British Columbia (“Cresco”);

- and -

COLUMBIA CARE INC., a company existing under the laws of the Province of British Columbia (“Columbia Care”).

WHEREAS Cresco and Columbia Care (each a “Party” and together, the “Parties”) are parties to an arrangement agreement made as of March 23, 2022, as amended (the “Arrangement Agreement”) pursuant to which, among other things, Cresco agreed to acquire all of the issued and outstanding common shares of Columbia Care;

AND WHEREAS the Arrangement Agreement may be terminated by mutual written agreement of the Parties in accordance with Section 7.2(1)(a) thereof;

AND WHEREAS in consideration of the covenants and undertakings contained herein, and subject to and on the terms and conditions set forth herein, the Parties desire to terminate the Arrangement Agreement as of the Termination Date and to abandon the Arrangement Agreement;

AND WHEREAS the Parties wish to confirm and settle the terms on which the Arrangement Agreement shall be terminated in order to avoid any disputes or misunderstandings in relation thereto;

NOW THEREFORE, in consideration of the agreements and covenants contained herein, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Defined Terms

All capitalized terms used in this Agreement that are not defined herein have the meanings ascribed to such terms in the Arrangement Agreement. For purposes of this Agreement:

“Arrangement Agreement” shall be deemed to include the Plan of Arrangement;

“Claims” means all actions, demands, manner of actions, causes of action, suits, bonds, warranties, contracts, losses, injuries, undertakings, proceedings (in each case, actual or contingent and whether or not previously asserted), executions, judgments, duties, debts, accounts, contracts and covenants (whether express or implied), claims, demands and rights whatsoever for losses, injuries, liabilities, damages, indemnity, costs, expenses, interest or prejudice of every nature and kind whether in law or in equity, whether actual, pending or potential, whether known or unknown (for greater certainty including all claims in tort, contract, law or otherwise); ’

“Excluded Claims” means any Claims (i) arising under this Agreement, the provisions of the Arrangement Agreement that survive as set forth in Section 2.2 of this Agreement or the Confidentiality Agreement and (ii) arising from any purported obligations to pay any break fee, expense reimbursements or damages to any third party with respect to any agreements executed in connection with any divestitures contemplated under the Arrangement Agreement;

“Related Persons” means, with respect to a Party, any affiliate (as defined in the Arrangement Agreement) or related party (within the meaning of MI 61-101) thereof and each of their respective present and former shareholders, members, partners, officers, directors, employees, auditors, advisors (including financial advisors), legal counsel, agents, consultants, insurers and other representatives; and

“Released Claims” means any and all Claims which any Party has now, or may have in the future, against the other Party or any of such other Party’s Related Persons, whether known or unknown relating to, or arising out of, the Arrangement Agreement, the Arrangement, the transactions contemplated therein or the circumstances relating thereto (including, for greater certainty, any Claim, current or future, for a Company Termination Fee or any payment, for expense reimbursement or otherwise, by a Party to the other Party under the Arrangement Agreement). For greater certainty, “Columbia Care Released Claims” means any and all Released Claims which Cresco has now or may have in the future against any Columbia Care Released Person (as defined below), relating to or arising out of any cause, matter or thing whatsoever existing up to and including the date hereof, other than Excluded Claims; and “Cresco Released Claims” means any and all Released Claims which Columbia Care has now or may have in the future against any Cresco Released Person (as defined below), relating to or arising out of any cause, matter or thing whatsoever existing up to and including the date hereof, other than Excluded Claims.

ARTICLE 2

TERMINATION AMOUNT

2.1	Termination of the Arrangement Agreement.

The Parties hereby fully and finally terminate the Arrangement Agreement and any and all rights duties or obligations arising thereunder or in connection therewith effective as of the Termination Date in accordance with Section 7.2(1)(a) of the Arrangement Agreement.

2.2	Effect of Termination of the Arrangement Agreement and Survival.

The Arrangement Agreement is hereby void and of no further force or effect, without liability of either Party to the other Party, except that (a) the provisions set out in the Confidentiality Agreement shall survive subject to the terms therein, (b) in accordance with Section 7.3 of the Arrangement Agreement, the following sections of the Arrangement Agreement shall survive: Section 7.3, Section 8.2 through to and including Section 8.16, Section 2.4(3), Section 2.4(7) and Section 4.6(6), and (c) notwithstanding Section 7.3 of the Arrangement Agreement, Section 4.5(1) of the Arrangement Agreement will not survive and no Party will have any liability for any willful and material breach by it of the Arrangement Agreement.

2.3	Expenses.

Each Party agrees that all out-of-pocket expenses of the parties relating to the Arrangement Agreement or the transactions contemplated thereby, including legal fees, accounting fees, financial advisory fees, regulatory filing fees, stock exchange fees, all disbursements of advisors and printing and mailing costs, shall be paid by the Party that incurred such expenses.

ARTICLE 3

TRANSACTION AND RELEASE

3.1	No Responsibility

This Agreement should not in any way be interpreted as an admission of responsibility of whatever nature it may be on the part of any Party hereto, and is entered into with the sole and unique objective of confirming the termination of the Arrangement Agreement and settling the terms thereof on fair and agreed terms without any disputes or misunderstandings.

3.2	Cresco Released Persons

Columbia Care on behalf of itself and its Related Persons, irrevocably and unconditionally releases and discharges Cresco and Cresco’s Related Persons (collectively, the “Cresco Released Persons”) from any and all Released Claims, except for Excluded Claims. Columbia Care agrees and undertakes not to: (a) encourage, facilitate or instigate any Cresco Released Claims by other Persons against Cresco and Cresco’s Related Persons in connection with the Cresco Released Claims; or (b) institute or continue any proceedings by way of action, arbitration or otherwise against any Person who or which might be entitled to claim contribution, indemnity, damages or other relief over or against any of the Cresco Released Persons in connection with the Cresco Released Claims. Columbia Care agrees to fully indemnify and save harmless each of the Cresco Released Persons from and against any losses, liabilities, claims, damages, costs and expenses suffered or incurred by any of the Cresco Released Persons as a result of Columbia Care making or bringing any Cresco Released Claim against any other Person, whether by reason of such other person or entity claiming contribution or indemnity from any of the Cresco Released Persons in respect of such a Cresco Released Claim.

3.3	Columbia Care Released Persons

Cresco on behalf of itself and its Related Persons, irrevocably and unconditionally releases and discharges Columbia Care and Columbia Care’s Related Persons (collectively, the “Columbia Care Released Persons”) from any and all Released Claims, except for Excluded Claims. Cresco agrees and undertakes not to: (a) encourage, facilitate or instigate any Released Claims by other Persons against Columbia Care and Columbia Care’s Related Persons in connection with the Columbia Care Released Claims; or (b) institute or continue any proceedings by way of action, arbitration or otherwise against any Person who or which might be entitled to claim contribution, indemnity, damages or other relief over or against any of the Columbia Care Released Persons in connection with the Columbia Care Released Claims. Cresco agrees to fully indemnify and save harmless each of the Columbia Care Released Persons from and against any losses, liabilities, claims, damages, costs and expenses suffered or incurred by any of the Columbia Care Released Persons as a result of Cresco making or bringing any Columbia Care Released Claim against any other Person, whether by reason of such other person or entity claiming contribution or indemnity from any of the Columbia Care Released Persons in respect of such a Columbia Care Released Claim.

3.4	No Assignment

Each of Columbia Care and Cresco, on behalf of itself and its Related Persons, represents, warrants and covenants that it has not assigned and will not assign to any other person or entity any of the Released Claims.

ARTICLE 4

COMMUNICATIONS

4.1	Public Announcement of Termination of the Arrangement Agreement.

As promptly as possible following execution of this Agreement, each Party will issue a joint press release with respect to the termination of the Arrangement Agreement and the entering into of this Agreement, substantially in the respective form set forth in Schedule A hereto. A copy of this Agreement and a material change report relating thereto will be filed by each Party on SEDAR following the issuance of such press release by such Party and a Form 8-K will be filed by Columbia Care on EDGAR following the issuance of such press release by Columbia Care.

4.2	Other Public Communications.

Except as required by applicable Law and as set forth in Section 4.1 or this Section 4.2, neither Party shall issue any press release or make any other public statement or disclosure with respect to this Agreement, the Arrangement Agreement, the transactions contemplated in or terminated by the Arrangement Agreement or hereby or the termination of the Arrangement Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided that any Party that, in the opinion of outside legal counsel, is required to make disclosure by applicable Law, shall use its best efforts to give the other Party prior oral or written notice and a reasonable opportunity to review or comment on such disclosure (other than with respect to confidential information contained in such disclosure) and if such prior notice is not permitted by applicable Law, shall give such notice immediately following the making of such disclosure. The Party making such disclosure shall give reasonable consideration to any comments made by the other Party or its counsel. For the avoidance of doubt, subject to Section 4.3, none of the foregoing shall prevent a Party from making

(a)

internal announcements to employees and having discussions with shareholders, financial analysts and other stakeholders, to the extent not inconsistent with their press release set forth in Schedule A hereto, or

(b)	public announcements that are not inconsistent with their press release set forth in Schedule A hereto.

4.3	Non-Disparagement.

Each Party irrevocably undertakes, for an indefinite period of time, not to make any disparaging, critical or defamatory statements, written or oral, or cause or encourage others to make any such statements, concerning the other Party, its affiliates, and their respective officers, directors, employees, agents and other representatives, both current and former, in connection with this Agreement, the Arrangement Agreement or the transactions contemplated in or terminated by the Arrangement Agreement or hereby.

ARTICLE 5

MISCELLANEOUS

5.1	Governing Law.

(a)	This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

(b)

Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the British Columbia courts situated in the City of Vancouver and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

5.2	Benefit of this Agreement.

Except as expressly permitted by the terms of this Agreement, neither this Agreement nor any of the rights, interests or obligations of any Party under this Agreement may be assigned by a Party without the prior written consent of the other Party.

5.3	Further Assurances.

The Parties will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other Party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

5.4	Entire Agreement.

This Agreement, together with the Arrangement Agreement and the Confidentiality Agreement, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.

5.5	Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

5.6	Counterparts.

This Agreement may be executed in any number of counterparts (including counterparts by electronic transmission) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed electronic copy of this Agreement, and such executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Signature Page Follows]

IN WITNESS WHEREOF the Parties have executed this Termination Agreement on the date first written above.

COLUMBIA CARE INC.

By:	/s/ Nicholas Vita
Name: Nicholas Vita
Title: CEO

CRESCO LABS INC.

By:	/s/ Charles Bachtell
Name: Charles Bachtell
Title: CEO

[Signature Page – Termination Agreement]

SCHEDULE A

JOINT PRESS RELEASE

See attached.